EXHIBIT 99.2


Transactions in the shares of PRIDES during the period from the 60th day prior to July 29, 1996 until July 29, 1996. All transactions were effected on the New York Stock Exchange.

Transaction    Date Of   Number Of shares  Price Per
Effected By    Purchase  Bought (Sold)     Share

IntlLLC         960618      25000          47.3300
IntlLLC         960618      20000          47.3750
InvLP           960619      9400           47.5000
InvLP           960619      17600          47.6250
InvLP           960620      11300          47.8750
IntlLLC         960729      25000          45.6835